Exhibit 12

CHESAPEAKE ENERGY CORPORATION

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(dollars in 000’s)

	Year Ended Dec. 31, 1998	Year Ended Dec. 31, 1999	Year Ended Dec. 31, 2000	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2002	Three Months Ended March 31, 2003
EBITDA
Income before income taxes and extraordinary item	(920,520)	35,030	196,162	438,365	67,140	114,711
Interest	68,249	81,052	86,256	98,321	111,280	35,027
Writedown of oil and gas property	826,000	—	—	—	—	—
Writedown of other assets	55,000	—	—	—	—	—
Risk Management Income (Loss)	—	—	—	(84,789)	88,018	(27,710)
Impairments of investments in securities	—	—	—	10,079	—	—
Gain on sale of Canada	—	—	—	(27,000)	—	—
Loss on investment in Seven Seas	—	—	—	—	17,201	—
Loss on repurchases of Chesapeake debt	—	—	—	—	2,626	—
Gothic Stand-by Credit Facility Costs	—	—	—	3,392	—	—
DD&A	154,720	102,854	108,772	181,565	235,198	80,298

EBITDA	183,449	218,936	391,190	619,933	521,463	202,326

Income before income taxes and extraordinary item	$(920,520)	$35,030	$196,162	$438,365	$67,140	$114,711
Interest	68,249	81,052	86,256	98,321	111,280	35,027
Amortization of capitalized interest	12,240	1,047	1,226	1,784	1,804	522
Bond discount amortization (a)	—	—	—	—	—	—
Loan cost amortization	2,516	3,338	3,669	4,022	4,962	1,618

Earnings	$(837,515)	$120,467	$287,313	$542,492	$185,186	$151,878

Interest expense	$68,249	$81,052	$86,256	$98,321	$111,280	$35,027
Capitalized interest	6,470	3,356	2,452	4,719	4,976	1,927
Bond discount amortization (a)	—	—	—	—	—	—
Loan cost amortization	2,516	3,338	3,669	4,022	4,962	1,618

Fixed Charges	$77,235	$87,746	$92,377	$107,062	$121,218	$38,572

Preferred Stock Dividends
Preferred Dividend Requirements	$12,077	$16,711	$8,484	$2,050	$10,117	$3,526
Ratio of income before provision for taxes to Net Income (b)	N/A	1.05	N/A	1.66	1.67	1.61

Subtotal—Preferred Dividends	$12,077	$17,597	$8,484	$3,411	$16,861	$5,687

Combined Fixed Charges and Preferred Dividends	$89,312	$105,343	$100,861	$110,473	$138,079	$44,259

Ratio of Earnings to Fixed Charges	—	1.4	3.1	5.1	1.5	3.9
Insufficient coverage	$914,750	$—	$—	$—	$—	$—

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	—	1.1	2.8	4.9	1.3	3.4
Insufficient coverage	$926,827	$—	$—	$—	$—	$—

RATIO OF EBITDA TO INT. EXP
EBITDA	183,449	218,936	391,190	619,933	521,463	202,326
Interest expense	68,249	81,052	86,256	98,321	111,280	35,027
Ratio	2.7	2.7	4.5	6.3	4.7	5.8

RATIO OF EBITDA TO INT. EXP plus DIVIDENDS
EBITDA	183,449	218,936	391,190	619,933	521,463	202,326
Dividends on preferred stock	12,077	16,711	8,484	2,050	10,117	3,526
Interest expense	68,249	81,052	86,256	98,321	111,280	35,027
Ratio	2.3	2.2	4.1	6.2	4.3	5.2

Financial Results—Non Guarantors
Income from Continuing Ops.	(5,964)	5,565	5,189	3,440	1,412	(64)
Interest	382	96	35	2	10	—
Writedown of oil and gas properties	8,000	—	—	—	—	—
DD&A	126	475	181	80	1,820	525

EBITDA	2,544	6,136	5,405	3,522	3,242	461

PRO FORMA FINANCIAL DATA—ratio of ebitda to interest expense (Restr. Subs. Only)
EBITDA	180,905	212,800	385,785	616,411	518,221	201,865
Interest expense—actual	67,867	80,956	86,221	98,319	111,270	35,027
Interest expense—new issue				—	—	—
Ratio	2.7	2.6	4.5	6.3	4.7	5.8

PRO FORMA FINANCIAL DATA—ratio of ebitda to interest expense and dividends (Restr. Subs. Only)
EBITDA	180,905	212,800	385,785	616,411	518,221	201,865
Interest expense—actual	67,867	80,956	86,221	98,319	111,270	35,027
Interest expense—new issue
Preferred Stock Dividend	12,077	16,711	8,484	2,050	10,117	3,526
Total interest expense and preferred stock div	79,944	97,667	94,705	100,369	121,387	38,553
Ratio	2.3	2.2	4.1	6.1	4.3	5.2

(a)	Bond discount excluded since its included in interest expense
(b)	Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis.

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